EXHIBIT 12
1995 Form 10-K





                The Southern New England Telephone Company
                              Computation of
                    Ratio of Earnings to Fixed Charges




Dollars in Millions, For the Year Ended December 31,         1995

Income before income taxes, extraordinary charge and
accounting change                                            $347.5

Add:
    Interest on indebtedness                                  52.6
    Portion of rents representative of
      the interest factor                                      8.3

Earnings before fixed charges, income taxes
    and extraordinary items (1)                             $408.4

Fixed charges
    Interest on indebtedness                                $ 52.6
    Potion of rents representative of
      the interest factor                                      8.3

Fixed charges(2)                                            $ 60.9

Ratio of earnings to fixed charges [(1) divided by (2)]       6.71